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                         EMPLOYMENT AGREEMENT FOR
                         MICHAEL A. MUSSALLEM

                         Edwards Lifesciences Corporation

                         December 2000

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CONTENTS





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Article 1. Definitions                                                        1

Article 2. Term of Employment Agreement                                       2

Article 3. Employment Duties and Compensation                                 3

Article 4. Employment Termination                                             6

Article 5. Restrictive Covenants                                              9

Article 6. Indemnification                                                   10

Article 7. Assignment                                                        10

Article 8. Dispute Resolution and Notice                                     11

Article 9. Miscellaneous                                                     11

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EMPLOYMENT AGREEMENT FOR MICHAEL A. MUSSALLEM
EDWARDS LIFESCIENCES CORPORATION

      This EMPLOYMENT AGREEMENT (the "Agreement") is made, entered into, and is
effective as of the      day of           2000 (the "Effective Date"), by and
                    ----        ---------
between Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), and Michael A. Mussallem (the "Executive").

      WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

      WHEREAS, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

      WHEREAS, the Company is desirous of assuring the employment of the Executive as Chief Executive Officer ("CEO") after the company spins off from Baxter International Inc. and becomes an independent publicly traded entity, and the Executive is desirous of having such assurances.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS
      As used in this Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

      1.1 "BASE SALARY" means, at any time, the then-regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) designated by the Company as payment toward reimbursement of expenses or (ii) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred.

      1.2 "BOARD" means the Board of Directors of the Company.

      1.3 "CAUSE" shall be determined solely by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of either of the following:

            (i) The Executive's willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

            (ii)  The Executive's conviction of a felony.

      However, no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

      1.4 "CHANGE IN CONTROL" has the same meaning as in the Severance
Agreement.

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      1.5 "DISABILITY" shall have the meaning ascribed to such term in the
Executive's governing long-term disability plan, or if no such plan exists, it shall have the meaning ascribed to such term in the Executive's governing long-term disability plan in effect as of the Effective Date.

      1.6 "EMPLOYMENT TERM" means the original or extended term of employment of this Agreement as provided in Article 2 herein.

      1.7 "RETIREMENT" means any voluntary termination of the Executive's employment after age fifty-five (55), provided that the Executive has at least a combined ten (10) years of service with the Company and Baxter International, Inc. The Executive's number of years of service with the Company and Baxter International, Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Executive's original date of hire with Baxter International, Inc. to the Executive's date of voluntary employment termination.

      1.8 "SEVERANCE AGREEMENT" means the Chief Executive Officer Change in
Control Severance Agreement dated                      between the Company and
                                  --------------------
the Executive, as amended, or any successor agreement thereto.

      1.9 "SEVERANCE PAYMENTS" means the payments designated as such in Section
4.3 herein and that may be provided to the Executive pursuant to such section.

      1.10 "SUBSIDIARY" means a corporation, company, or other entity: (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are; or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

ARTICLE 2. TERM OF EMPLOYMENT AGREEMENT
      This Agreement will commence on the Effective Date first written above, and shall continue in effect for three (3) full calendar years, that is, until December 31, 2003. However, at the end of the second year of such three-year period, this Agreement shall be extended automatically for one (1) additional year, unless the Company notifies the Executive in writing within 180 days prior to the occurrence of the automatic extension, that the term of this Agreement will not be extended. Moreover, upon the end of each subsequent year, this Agreement shall also be extended automatically for one (1) additional year, unless the Company otherwise notifies the Executive in writing 180 days prior to the occurrence of such automatic extension. In the case where the Company properly notifies the Executive that the Agreement will no longer be extended, the Agreement will terminate at the end of the term, or extended term, then in progress.

      However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for twenty-four (24) months beyond the month in which such Change in Control occurred.

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ARTICLE 3. EMPLOYMENT DUTIES AND COMPENSATION
      3.1 EMPLOYMENT DUTIES. During the Employment Term, the Executive shall serve as CEO of the Company. In his capacity as CEO of the Company, the Executive shall report directly to the Board and shall maintain the level of duties and responsibilities as in effect on the Effective Date, or such higher level of duties and responsibilities as he may be assigned during the Employment Term. In his capacity as CEO, the Executive shall have the same status, privileges, and responsibilities normally inherent in such capacity in corporations of similar size and character to the Company.

      In addition, during the Employment Term, the Executive shall be entitled to the benefits listed in Sections 3.2 through 3.8 herein and be subject to the covenants contained in Section 3.9.

      3.2 BASE SALARY. The Company shall pay the Executive an annual Base Salary of at least five hundred and twenty-five thousand dollars ($525,000) during the Employment Term. The Executive's Base Salary shall be paid in substantially equal installments throughout the year, consistent with the normal payroll practices of the Company. Further, the Base Salary shall be reviewed at least annually following the Effective Date of this Agreement to ascertain whether, in the sole judgment of the Board or the Board's designee, such Base Salary should be changed. If so changed, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

      3.3 ANNUAL BONUS. Subject to Section 3.10, the Company shall provide the Executive with the opportunity to earn an annual cash bonus at a level which is in line with the Company's then current compensation philosophies and the then current opportunities provided to other top executives at the Company, and commensurate with the business opportunities and direction of the Company at the time, as determined by the Board or the Board's designee.

      3.4 LONG-TERM INCENTIVES INCLUDING STOCK OPTIONS. Subject to section 3.10, the Company shall provide the Executive the opportunity to earn a long-term performance incentive award and/or stock options pursuant to the Company's Long-Term Stock Incentive Compensation Program (as amended, or any successor plans thereto) at a level which is in line with the Company's current compensation philosophies and the opportunities provided to other top executives at the Company, and commensurate with the business opportunities and direction of the Company at the time, as determined by the Board or the Board's designee.

      3.5 RETIREMENT BENEFITS. Subject to Section 3.10, the Company shall provide the Executive with participation in all tax qualified retirement plans in effect from time to time, including, but not limited to, the Company's 401(k) Savings and Investment Plan (as amended, or any successor plans thereto), subject to the eligibility and participation requirements of each plan.

      In addition, also subject to Section 3.10, the Company shall provide the Executive with participation in all existing nonqualified retirement plans, in effect from time to time including, but not limited to, the Edwards Lifesciences Nonqualified Deferred Compensation Plan (as amended, or any successor plans thereto).

                                       3

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      3.6 EMPLOYEE BENEFITS. Subject to Section 3.10 and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits other employees of the Company are entitled to receive, in accordance with the terms and conditions of any policies or plans applicable to such benefits. Such benefits shall include, but not be limited to, group term life insurance, health insurance, short- and long-term disability insurance and vacation.

      The Executive shall be entitled to the number of weeks of paid vacation per year provided to other top Company executives and in line with competitive market practices for comparably situated executives, but in no event less than five (5) weeks per year.

      The Executive shall likewise participate in any additional benefits as may be established during the Employment Term, by standard written policy of the Company

      3.7 PERQUISITES. Subject to Section 3.10, the Company shall provide to the Executive all perquisites that other executives of the Company generally are entitled to receive, and such other perquisites, which are available generally to top executives with the Company and that are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder. In addition, the Company shall provide the Executive with a monthly car allowance of one thousand one hundred dollars ($1,100), a home security system, and annual membership at two (2) country clubs of the Executive's choice.

      3.8 EXPENSES. The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses in a reasonable amount which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel (including, but not limited to, the cost of chartering a private aircraft when reasonably necessary for Company business), entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the Executive's participation is in the best interests of the Company as determined in good faith by the Executive. The expenses will be accounted for and reimbursed through the Company's normal expense reporting and approval process.

      3.9 STANDARD OF CARE. During the Employment Term, the Executive agrees to devote substantially all of his time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, subject to Article 5 herein, and subject to prior approval by the Board (except where the Executive was serving as a director of another company as of the Effective Date), the Executive may serve as a director of other companies and participate in civic, religious, and charitable organizations, so long as such service is not injurious to the Company. The Executive covenants, warrants, and represents that, during the Employment Term, he shall:

            (a) Devote his full time and best efforts to the fulfillment of his employment obligations;

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            (b)   Exercise the highest degree of loyalty and the highest
                  standards of conduct in the performance of his duties; and

            (c) Do nothing that harms, in any way, the business or reputation of the Company.

      This Section 3.9 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

      3.10 RIGHT TO CHANGE PLANS. The Company shall not be obligated by reason of any of the provisions of this Article 3, to institute, maintain, or refrain from changing, amending, or discontinuing any compensation or benefit plan, program, or perquisite (including but not limited to, changes in the amount of target annual bonus or target long-term performance incentives), provided that if any changes are made they will apply to the Executive on a basis that is no less favorable to the Executive than when applied to other top executives of the Company.

      3.11 STATE TAX EQUALIZATION PAYMENT. For the year 2000 only, the Company intends that the Executive will pay the same amount of state income tax attributable to the Base Salary paid to him by the Company in the year 2000 for services rendered to the Company in the year 2000 as if the Executive had remained employed for all of the year 2000 in Illinois and not been subject to California income tax. To achieve this, an accounting firm agreeable to both the Company and the Executive will determine the difference between (i) the sum of the Illinois and California income tax actually owed by the Executive for the year 2000 that is attributable to his Base Salary from the Company in 2000 and
(ii) the amount of Illinois income tax that the Executive would have paid for the year 2000 on such Base Salary had he been taxed as an Illinois resident only for the entire year. The Company will then pay the Executive an amount equal to the difference so calculated (the "Tax Equalization Payment") plus an amount sufficient to cover all of the Executive's additional state and federal income, employment and other taxes (the "Additional Tax") that arise on the Tax Equalization Payment such that the Executive is in the same after-tax position as if he had not been subject to the Additional Tax. For this purpose, the Executive shall be deemed to pay the highest marginal rate of federal and state income taxes. The sum of the Tax Equalization Payment and the payment attributable to the Additional Tax shall be made no later than the earlier of
(i) April 1, 2001 or (ii) fifteen (15) calendar days after the date that the accounting firm determines the amount of the Tax Equalization Payment and the Additional Tax.

      In the event that the accounting firm cannot precisely determine the sum of the Tax Equalization Payment and the payment attributable to the Additional Tax by April 1, 2001, an estimated amount of such sum shall be made to the Executive before April 15, 2001 with any subsequent adjustments (including, if necessary, repayment by the Executive) made once the final determination of the sum is made (with such final determination occurring no later than October 15, 2001).

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      3.12 HOME RELOCATION LOAN. The Company will provide the Executive with a mortgage loan in an amount of up to three million dollars ($3,000,000) (the "Home Relocation Loan") to purchase a primary residence in California (the "Residence") provided that the amount of the Home Relocation Loan, when combined with any other mortgage loans on the Residence, shall not exceed eighty percent (80%) of the purchase price of the Residence. The Home Relocation Loan will be secured by a mortgage on the Residence and is intended to qualify as an employee-relocation loan pursuant to Treasury Regulation Sections 1.7872-5T(b)(6) and (c)(1) and be exempt from the provisions of Code Section 7872. The term of the Home Relocation Loan will be five (5) years with repayment in full due upon the earlier of (i) the fifth (5th) anniversary of the date on which the Home Relocation Loan was made, (ii) forty-five (45) days after the date of the Executive's termination of employment for any reason other than following a Change in Control, or (iii) the sale of the Residence. Without the written consent of the Executive, and notwithstanding anything to the contrary in this Agreement or the documents evidencing the Home Relocation Loan, the terms of the Home Relocation Loan may not be changed following a Change in Control nor will the Company or any successor to the Company have the ability to accelerate the repayment of the Home Relocation Loan following a Change in Control even in the event of the subsequent termination of the Executive's employment. The other specific provisions of the Home Relocation Loan will be outlined in documents executed between the Company and the Executive including a certificate of borrower and a promissory note that comply with the requirements of Treasury Regulation Sections 1.7872-5T(b)(6) and (c)(1) and any other applicable laws or regulations.

ARTICLE 4. EMPLOYMENT TERMINATION
      4.1 TERMINATION DUE TO RETIREMENT, DISABILITY, OR DEATH. In the event the Executive's employment during the Employment Term is terminated by reason of Retirement, Disability, or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, annual bonus and long-term incentive plans, insurance, and other applicable programs then in effect.

      In addition, upon the effective date of such termination, the Company shall pay to the Executive or his beneficiary or estate, as the case may be, his base salary as earned but unpaid through the effective date of termination. Further, the Executive shall receive all other benefits to which the Executive has a vested right at that time.

      The Company shall also pay to the Executive (or the Executive's estate or beneficiaries as the reason may be), within thirty (30) calendar days of the Executive's termination, a lump-sum cash amount equal to the Executive's target annual bonus under the Company's annual bonus plan in effect for the bonus plan year in which the Executive's date of termination occurs, multiplied by a fraction, the numerator of which is the number of full completed months in the bonus plan year through the effective date of termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under such annual bonus plan for such plan year.

      The Company's obligation to pay and provide to the Executive base salary, annual bonus, and long-term incentives (as provided in Sections 3.2, 3.3, and 3.4 herein, respectively) shall immediately thereafter expire and, with the exception of the covenants contained in Article 5 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

                                       6

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      The provisions of Section 4.3 shall supersede this Section 4.1 in the event that the Company involuntarily terminates the Executive's employment without Cause.

      4.2 VOLUNTARY TERMINATION BY THE EXECUTIVE OTHER THAN RETIREMENT OR INVOLUNTARY TERMINATION FOR CAUSE. The Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. The termination automatically shall become effective upon the expiration of the ninety (90) day notice period.

      Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause" at any time.

      In the event that the Executive voluntarily terminates employment (other than by Retirement) or if he is involuntarily terminated by the Company for Cause, upon the effective date of such a termination, the Company shall pay to the Executive or his beneficiary or estate, as the case may be, his base salary as earned but unpaid and any accrued vacation time through the effective date of termination. The Executive also shall receive all other benefits to which he has a vested right at that time.

      The Company's obligation to pay and provide the Executive base salary, annual bonus, and long-term incentives (as provided in Sections 3.2, 3.3, and 3.4 herein, respectively) shall immediately expire. With the exception of the covenants contained in Article 5 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

      4.3 INVOLUNTARY TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment, as provided under this Agreement, at any time, for any reason other than death, Disability, or for Cause, by notifying the Executive in writing of the Company's intent to terminate, at least thirty
(30) calendar days prior to the effective date of such termination. Subject to the payment of the Severance Payments provided below, the termination automatically shall become effective upon the expiration of the thirty (30) calendar day notice period. Thereafter, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire. A nonrenewal or nonextension of this Agreement or any term of this Agreement, as described in Article 2 herein, shall not be deemed an involuntary termination under this Section 4.3 and, thereby, shall not trigger the payment of the Severance Payments described below.

      Subject to Section 4.4, upon the effective date of an involuntary termination without Cause under this Section 4.3, the Company shall pay to the Executive and provide the Executive with the following "Severance Payments":

      (a) A lump-sum cash amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the effective date of the termination (including, but not limited to, annual bonus or performance-based long-term incentives that have been earned, but not paid). Such payment shall constitute full satisfaction for these amounts owed to the Executive.

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      (b)     A lump-sum cash amount equal to the Executive's target annual bonus under the Company's annual bonus plan in effect for the bonus plan year in which the Executive's date of termination occurs, multiplied by a fraction, the numerator of which is the number of full completed months in the bonus plan year through the effective date of termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under such annual bonus plan for such plan year.

      (c) A cash amount equal to two (2) times the sum of the Executive's Base Salary and the greater of: (i) the Executive's target annual bonus under the Company's annual bonus plan in effect for the bonus plan year in which his employment with the Company terminates; or (ii) the actual annual bonus earned by the Executive in the bonus plan year prior to the year of employment termination under the annual bonus plan in effect for such prior plan year. For the purposes of this calculation, the Executive's highest Base Salary during the twelve (12) months prior to his termination of employment shall be used.

      (d) All long-term incentive awards shall be subject to the treatment provided under the Company's Long-Term Stock Incentive Compensation Program (as amended, or any successor plans thereto) and/or the applicable award agreements thereunder.

      (e) A continuation for a twenty-four (24) month period of the Executive's medical insurance and dental insurance coverage. These benefits shall be provided by the Company to the Executive beginning immediately upon the date of the Executive's termination. Such benefits shall be provided to the Executive at the same coverage level (with all premium costs borne by the Company) as in effect as of the date of the Executive's termination for a period of twenty-four (24) months following the Executive's date of termination.

              Notwithstanding the above, these medical and dental insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Board in good faith. However, if the benefits received from the subsequent employer do not cover the preexisting medical conditions of the Executive or a covered member of the Executive's family, the continuation period shall continue, but not beyond the twenty-fourth (24th) month following the Executive's date of termination. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

      If triggered, the Severance Payments provided under this Section 4.3 and any State Tax Equalization Payment under Section 3.11 shall be in lieu of all other benefits provided to the Executive under the provisions of this Agreement.

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      4.4 COORDINATION WITH SEVERANCE AGREEMENT. In the event that the Executive receives any severance benefits pursuant to the Severance Agreement, he shall not be entitled to receive the Severance Payments provided for in Section 4.3 herein.

ARTICLE 5. RESTRICTIVE COVENANTS
      5.1 DISCLOSURE OF INFORMATION. Without the prior written consent of the Company, or except to the extent required in the good faith execution of his duties with the Company, the Executive shall not, at any time, directly or indirectly, use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board):

      (a) Any confidential or proprietary knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes, and systems, as well as any data and records pertaining thereto, which the Executive may acquire in the course of his employment.

      (b) Any confidential or proprietary knowledge or information of a confidential nature (including, but not limited to, all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, computer systems and programs, trade secrets, or memoranda of the Company or a Subsidiary.

      5.2 EMPLOYMENT. Without the prior written consent of the Company, during the Employment Term, and for a period of twenty-four (24) calendar months following the Executive's employment termination for any reason, the Executive shall not, directly or indirectly employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any Subsidiary.

      5.3 NONDISPARAGEMENT. Without the prior written consent of the Company, or except to the extent required in the good faith execution of his duties with the Company, the Executive shall not, at any time, directly or indirectly, make statements or representations, or otherwise communicate, in writing, orally, or otherwise, or take any action that may disparage or be damaging to the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

      5.4 ACKNOWLEDGEMENT OF COVENANTS. The Company and the Executive acknowledge that the Executive's services are of a special, extraordinary, and intellectual character which gives him unique value, and that the business of the Company and its Subsidiaries is highly competitive, and that violation of any of the covenants provided in this Article 5 would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company and/or a Subsidiary not adequately compensable by a monetary award. The Executive acknowledges that the time and scope of activity restrained by the provisions of this Article 5 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business and/or that of any Subsidiary. The Executive further acknowledges that he and the Company have negotiated and bargained for the terms of this Agreement, and that the Executive has received adequate consideration for entering into this Agreement. In the event of any such breach or threatened breach

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by the Executive of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder.

      5.5 ENFORCEABILITY. If any court determines that the foregoing covenant, or any part thereof, is unenforceable because of the duration or scope of such provision, or for any other reason, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

ARTICLE 6. INDEMNIFICATION
      The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement, to the maximum extent permitted under applicable law.

ARTICLE 7. ASSIGNMENT
      7.1 ASSIGNMENT BY THE COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Agreement.

      Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Executive to the Severance Payments as provided in Section 4.3.

      Except as herein provided, this Agreement may not otherwise be assigned by the Company.

      7.2 ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

      The Executive shall not assign any obligations or responsibilities he has under this Agreement.

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ARTICLE 8. DISPUTE RESOLUTION AND NOTICE
      8.1 DISPUTE RESOLUTION. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Company's principal place of business, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive.

      Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

      8.2 PAYMENT OF LEGAL FEES. Unless a court shall find the Executive's claim to be arbitrary and capricious, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive (or the Executive's estate or beneficiaries as the case may be) as a result of the Company's refusal to provide the benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

      8.3 NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

ARTICLE 9. MISCELLANEOUS
      9.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

      9.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

      9.3 SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

      9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      9.5 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

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

      9.6 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

      9.7 WAIVER OF CLAUSES. At its discretion, the Company may require the Executive to sign a waiver of all legal claims against the Company or any Subsidiary upon the Executive's employment termination.

      9.8 GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware without giving effect to principles of conflicts of laws.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

ATTEST                                    Edwards Lifesciences Corporation



By:______________________________         By:___________________________________
     Bruce P. Garren                         Robert C. Reindl
     Corporate Secretary                     Vice President, Human Resources


                                          Executive:


                                          ______________________________________
                                          Michael A. Mussallem


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